                                                               Exhibit 26(d)(15)

PREMIUM DEPOSIT ACCOUNT AGREEMENT
--------------------------------------------------------------------------------

This agreement is a part of the policy to which it is attached and is subject to all its terms and conditions. This agreement is effective as of the original policy date of the policy unless a different effective date is shown on the policy data pages.

WHAT DOES THIS AGREEMENT PROVIDE?

This agreement allows for the payment of the premiums for your life insurance policy on an annual basis, using amounts withdrawn from your premium deposit account. The amount and number of annual premium payments to be paid will be shown on your Premium Deposit Account Confirmation, which we will send you upon receipt of your deposit.

IS THERE A CHARGE FOR THIS AGREEMENT?

No. There is no charge for this agreement.

CAN YOU HAVE MORE THAN ONE PREMIUM DEPOSIT ACCOUNT ON YOUR POLICY AND CAN ONE PREMIUM DEPOSIT ACCOUNT FUND MORE THAN ONE POLICY?

No. Only one premium deposit account is allowed per policy and only one policy is allowed per premium deposit account.

HOW MANY DEPOSITS CAN BE MADE TO YOUR PREMIUM DEPOSIT ACCOUNT?

We will accept up to three deposits into your premium deposit account. However, you may only make one deposit to your premium deposit account in the first policy year. If you send us additional deposits, we will require the following:

     (1)    each of the new annual premium payments must be equal; and
     (2) the premium amount must be equal to or greater than your current annual premium; and
     (3) the period over which premiums are paid from the premium deposit account must be at least as long as that shown on your most recent Premium Deposit Account Confirmation.

WHAT IS THE AMOUNT WE WILL WITHDRAW FROM YOUR PREMIUM DEPOSIT ACCOUNT?

At the time the annual premium is paid, we will withdraw an amount from your premium deposit account equal to the annual premium less the amount of interest we credited on the amount withdrawn. Together, the amount withdrawn from your premium deposit account and the interest we credited on that amount will equal the annual premium.

WHEN WILL WE WITHDRAW AMOUNTS FROM YOUR PREMIUM DEPOSIT ACCOUNT TO PAY YOUR ANNUAL PREMIUMS?

We will withdraw an amount from your premium deposit account to pay your premium on the first business day after each policy anniversary, or if this agreement is issued with a variable policy, on the first valuation date after your policy anniversary.

WHAT IS THE GUARANTEED INTEREST RATE THAT APPLIES TO AMOUNTS WITHDRAWN FROM YOUR PREMIUM DEPOSIT ACCOUNT?

We credit a specified rate of interest on each premium deposit you make to your premium deposit account. The rate of interest that we credit a premium deposit does not change and is guaranteed for the duration that all or a portion of the premium deposit remains in the premium deposit account.

The rate of interest that we credit different premium deposits may vary. However, we will not credit a premium deposit with an annual rate of interest of less than the Minimum PDA Guaranteed Annual Interest Rate shown on the policy data pages.

The rate of interest that we use to calculate the interest portion of your premium payment is shown on the Premium Deposit Account Confirmation for that premium deposit. We will send you a Premium Deposit Account Confirmation for each premium deposit you make.

WHEN IS CREDITED INTEREST APPLIED?

We apply credited interest to the amount withdrawn from your premium deposit account to pay the premium at the time the withdrawal is made. The credited interest we apply to the amount withdrawn is determined based on the interest rate in effect for the premium deposit from which the amount withdrawn is taken. We credit that interest rate on the amount withdrawn from the date of the premium deposit, as stated on your Premium Deposit Account Confirmation, to the date of withdrawal.

The credited interest we apply to the amount withdrawn is paid directly from the assets of our general account and not from your premium deposit account. Only premium deposits are held in the premium deposit account.

14-20005          Premium Deposit Account       Minnesota Life Insurance Company

IS INTEREST CREDITED UPON TERMINATION OF THIS AGREEMENT?

Yes. If this agreement is terminated for any reason we will pay interest on the balance of each deposit made to the premium deposit account. Interest on the balance of each deposit is calculated using the Minimum PDA Guaranteed Annual Interest Rate shown on the policy data pages, from the later of:

     (i)    the date of your initial deposit into your premium deposit account;
            or
     (ii) the date of the last premium payment made from your premium deposit account; or
     (iii) the date of any deposits made into your premium deposit account after the last premium payment from your premium deposit account.

IS CREDITED INTEREST APPLIED TO AMOUNTS WITHDRAWN FROM YOUR PREMIUM DEPOSIT ACCOUNT OR INTEREST RECEIVED UPON TERMINATION OF THIS AGREEMENT TAXABLE?

Yes. The credited interest that we apply to amounts withdrawn from your premium deposit account to pay premiums and interest received upon termination of this agreement are taxable. For each year interest is credited, we will send you a Form 1099-INT showing the annual amount.

CAN YOU WITHDRAW THE FULL BALANCE OF YOUR PREMIUM DEPOSIT ACCOUNT?

Yes. You may make a request to withdraw the full balance of your premium deposit account. We will treat this as a termination of this agreement and send you the balance of your premium deposit account with interest calculated using the Minimum PDA Guaranteed Annual Interest Rate.

CAN YOU WITHDRAW A PARTIAL BALANCE OF YOUR PREMIUM DEPOSIT ACCOUNT?

No. However, your request to withdraw a partial balance of your premium deposit account will be treated as a termination of this agreement. We will send you the remaining balance of your premium deposit account with interest calculated using the Minimum PDA Guaranteed Annual Interest Rate.

WHEN WILL THE BALANCE OF YOUR PREMIUM DEPOSIT ACCOUNT BE RETURNED TO YOU?

The balance of your premium deposit account will be returned to you under the following circumstances:

     (1)    when your policy terminates or is surrendered; or
     (2)    when this agreement is terminated.

CAN YOU CHANGE THE ANNUAL PREMIUM WHILE YOUR PREMIUM DEPOSIT ACCOUNT AGREEMENT IS IN EFFECT?

No, except when you increase your annual premium as a result of additional deposits into your premium deposit account.

CAN YOU MAKE PREMIUM PAYMENTS TO YOUR POLICY IN ADDITION TO THOSE MADE BY YOUR PREMIUM DEPOSIT ACCOUNT?

Yes. You may make additional premium payments of any amount on your policy, subject to any restrictions or conditions for premium payments as stated in your policy.

WHAT HAPPENS IF WE CANNOT APPLY THE FULL PREMIUM AMOUNT FROM YOUR PREMIUM DEPOSIT ACCOUNT WHEN YOUR PREMIUM IS DUE?

If the full amount of the premium would disqualify your policy as life insurance according to the terms of the policy, we will apply as much premium as we can so your policy will remain qualified. Any amount of premium that remains will be returned to you. We will treat this as a termination of this agreement and send you the balance of your premium deposit account with interest calculated using the Minimum PDA Guaranteed Annual Interest Rate.

If the full amount of the premium would cause your policy to become a modified endowment contract (MEC), we will apply as much premium as we can according to your existing MEC instructions. Any amount of premium that remains will be returned to you. If we return any premium, we will treat this as a termination of this agreement and send you the balance of your premium deposit account with interest calculated using the Minimum PDA Guaranteed Annual Interest Rate.

TO WHOM WILL WE PAY ANY BALANCE REMAINING IN YOUR PREMIUM DEPOSIT ACCOUNT UPON THE DEATH OF THE INSURED?

We will pay to the beneficiary of the policy any balance remaining in your premium deposit account, with accrued interest, upon the death of the insured.

IS THIS AGREEMENT SUBJECT TO THE INCONTESTABILITY AND SUICIDE PROVISIONS OF THE POLICY?

No. Those provisions do not apply to this agreement. If the insured dies within the contestable period from any cause, any remaining balance in your premium deposit account will be paid to the beneficiary of the policy, with accrued interest calculated using the Minimum PDA Guaranteed Annual Interest Rate.

WHEN DOES THIS AGREEMENT TERMINATE?

This agreement will terminate:

     (1)    when your policy terminates or is surrendered; or
     (2)    when we receive a written request to terminate this agreement; or
     (3)    after the balance in your premium deposit account goes to zero; or
     (4)    when you decrease your annual premium; or
     (5) when you request to withdraw all or part of the balance of your premium deposit account; or
     (6) when we cannot apply the full premium amount from your premium deposit account at the time your planned premium becomes due; or
     (7)    upon the death of the insured.

CAN THIS AGREEMENT BE REINSTATED?

No. If this agreement terminates for any reason, it will not be reinstated. However, you may be allowed to add a new premium deposit account agreement.

Gary R. Christensen                                      Robert L. Senkler
Secretary                                                        President